AllianceBernstein Fixed-Income Shares, Inc.

811-06068

77C  Matters submitted to a vote of security holders

RESULTS OF SHAREHOLDERS MEETING
(unaudited)

The Annual Meeting of Stockholders of
AllianceBernstein Fixed Income Shares
(the Fund) was held on November 5, 2010.
At the November 5, 2010 Meeting, with respect to the first item of business, the election of Directors, and the fifth item of business, changes to the fundamental policy regarding commodities, the required number of outstanding shares were voted in favor of each proposal, and each proposal was approved.
A description of each proposal and number of shares voted at the Meeting are as follows
(the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement):

1. The election of the Directors, each
   such Director to serve a term of an
   indefinite duration and until his or
   her successor is duly elected and
   qualifies.

			Voted For 	Withheld Authority
John H. Dobkin		2,586,915,009	None
Michael J. Downey	2,586,915,009	None
William H. Foulk, Jr.	2,586,915,009	None
D. James Guzy		2,586,915,009	None
Nancy P. Jacklin	2,586,915,009	None
Robert M. Keith		2,586,915,009	None
Garry L. Moody		2,586,915,009	None
Marshall C. Turner, Jr.	2,586,915,009	None
Earl D. Weiner		2,586,915,009	None



5. Approve the Amendment of the Funds fundamental policy regarding commodities.

Voted For		Voted Against	Abstained
2,586,915,009		None		None

ABLegal/AFIS-Nsar-77C-11/2010
ablegal -  2081497 v1